Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
July 13, 2018	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Sempra Energy

488 8th Avenue

San Diego, California 92101

Re:	Registration Statement No. 333-220257 – Issuance of 11,212,500 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the proposed issuance of 11,212,500 shares of the Company’s common stock, no par value (“Common Stock”). Pursuant to the underwriting agreement, dated July 10, 2018 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc. (“Citi”) and J.P. Morgan Securities LLC (“J.P. Morgan”), as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”), and Citi, as agent for Citibank, N.A. (“Citibank”), and J.P. Morgan (collectively, in their capacities as sellers of Firm Shares (as defined below), the “Forward Sellers”), the Forward Sellers will borrow from third parties and sell to the Underwriters 9,750,000 shares (the “Firm Shares”) of Common Stock and the Company will issue and sell to the Underwriters 1,462,500 shares of Common Stock (the “Option Shares”), and pursuant to those certain letter agreements (collectively, the “Forward Sale Agreements”), dated July 10, 2018, by and between the Company and each of Citibank and JPMorgan Chase Bank, National Association, London Branch (in their capacities thereunder, the “Forward Purchasers”), the Company has agreed to issue and sell, and the Forward Purchasers have agreed to purchase (subject to the Company’s right to elect cash settlement or net share settlement in accordance with the terms of the Forward Sale Agreements), 9,750,000 shares of Common Stock in the aggregate, subject to adjustment as set forth therein (the “Forward Shares”). The Option Shares and the Forward Shares are collectively referred to herein as the “Shares.” The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2017 (Registration No. 333-220257), as amended by post-effective Amendment No. 1 filed with the Commission on January 2, 2018 (as so filed and amended, the “Registration Statement”).

July 13, 2018

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the issue and sale of the Option Shares have been duly authorized by all necessary corporate action of the Company and when the Option Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Option Shares will be validly issued, fully paid and nonassessable and (ii) the issue and sale of the Forward Shares have been duly authorized by all necessary corporate action of the Company and when and to the extent the Forward Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Forward Sale Agreements, the Forward Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Corporations Code of the State of California.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 13, 2018 and to the reference to our firm contained in the prospectus for the offering of the Shares under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP